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                                                                    EXHIBIT 10.1


                        EXECUTIVE EMPLOYMENT AGREEMENT OF
                                 HENRY M. BAROCO

         This Executive Employment Agreement ("AGREEMENT") is entered into between PRIVATE BUSINESS, INC., a Tennessee corporation ("COMPANY"), and HENRY
M. BAROCO, a resident of Georgia ("EXECUTIVE"), executed as of August 10, 2001 and effective as of the Effective Date (as defined below). The Company and the Executive are sometimes referred to herein as the "PARTIES."

1. Introduction. Pursuant to an Agreement and Plan of Merger between the Company, Towne Services, Inc., and Towne Acquisition Corporation, a wholly owned subsidiary of the Company, as of the date of the consummation of the merger contemplated by such Agreement and Plan of Merger, Towne Acquisition Corporation will merge with and into Towne Services, Inc. (the "EFFECTIVE DATE"). The Company desires to employ Executive and the Executive desires to be employed by the Company as of the Effective Date. Accordingly, the Company and the Executive intend by this Agreement to specify the terms and conditions of the Executive's employment relationship with the Company.

2. Employment. As of the Effective Date, the Company hereby employs the Executive and the Executive hereby accepts employment with the Company upon terms and conditions set forth herein.

3. Duties and Responsibilities.

   3.1 Extent of Service. The Executive shall, during the term of this Agreement, devote such of his entire time, attention, energies and business efforts to his duties as an executive of the Company as are reasonably necessary to carry out his duties specified in Paragraph 3.2 below. The Executive shall not, during the term of this Agreement, engage in any other business activity (whether or not such business activity is pursued for gain, profit or other pecuniary advantage) if such business activity would impair the Executive's ability to carry out his duties hereunder. This Paragraph 3.1, however, shall not be construed to prevent the Executive from investing his personal assets as a passive investor.

   3.2 Position and Duties. Subject to the power of the Board of Directors of the Company to elect and remove officers, the Executive shall serve the Company as Chief Operating Officer of the Company; and shall perform, faithfully and diligently, the services and functions relating to such office (or otherwise reasonably incident to such office) as may be designated from time to time by the Board of Directors of the Company or its designee(s); provided that all such services and functions shall be reasonable and within the Executive's area of expertise, and provided further that the Executive shall be physically capable of performing the same. Furthermore, in the event Executive is employed by the Company on January 1, 2002 and subject to the power of the Board of Directors of the Company to elect and remove officers, the Executive shall also serve the Company as President of the Company, upon appointment by the Company's Board of


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Directors; and shall perform, faithfully and diligently, the services and functions relating to such office (or otherwise reasonably incident to such office) as may be designated from time to time by the Board of Directors of the Company or its designee(s); provided that all such services and functions shall be reasonable and within the Executive's area of expertise, and provided further that the Executive shall be physically capable of performing the same.

   3.3 Place of Employment. During the term of this Agreement, the Company shall maintain its principal executive offices in the Nashville, Tennessee area, and the Executive's primary place of employment shall be at such principal executive offices. During the term of this Agreement, the Company will provide the Executive with a private office and other customary staff support services commensurate with the services and functions to be performed by him hereunder.

4. Salary and Other Benefits. Subject to the terms and conditions of this
Agreement:

   4.1 Salary. As compensation for his services during the term of his employment under this Agreement, the Executive shall be paid at an annual rate of not less than Two Hundred Twenty Five Thousand Dollars ($225,000), payable in accordance with the then current payroll policies of the Company. Such salary shall be subject to increase by the Board of Directors of the Company (or the appropriate committee thereof) from time to time. The annual salary payable from time to time by the Company to the Executive pursuant to this Paragraph 4.1 is herein sometimes referred to as his "BASE SALARY. "

   4.2 Incentive Bonus Eligibility. Beginning with calendar year 2001 (prorated from the Effective Date as to 2001), Executive shall be eligible to be paid an annual incentive cash bonus ("BONUS") of up to one hundred percent (100%) of his Base Salary subject to performance criteria for the Company and Executive established from time to time by the Board of Directors, or its designee(s), and Executive.

   4.3 Stock Option Grants.

       (a) General. Executive may be granted options to acquire shares of the Company's common stock at anytime at the discretion of the Board. Such grant shall be made pursuant to an Incentive Stock Option Agreement between the Company and Executive to the extent Executive is eligible for incentive options under applicable tax laws and, with respect to any excess, a Non-Qualified Stock Option Agreement between the Company and the Executive. In all events such options shall be subject to the terms and conditions of the Company's 1999 Amended and Restated Stock Option Plan, as the same may be amended from time to time (the "STOCK OPTION PLAN").


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       (b) Initial Grant. As of the Effective Date, the Company shall grant
   Executive an option to purchase 200,000 shares of Company common stock in accordance with the terms of Paragraph 4.3(a) and pursuant to the Stock Option Plan (the "INITIAL OPTION GRANT"). One-half of the Initial Option Grant (or options to purchase 100,000 shares) shall vest on December 31, 2001 provided Executive remains employed on such date, and, beginning on the Effective Date, the remaining one-half of the Initial Option Grant shall vest 1/48th per month of continued employment by the Executive on the last calendar day of each such month provided Executive remains employed on each such date.

       (c) Towne Options. Pursuant to the terms of the Agreement and Plan of Merger, the 294,685 outstanding stock options granted by Towne Services, Inc. to Executive prior to the Effective Date shall be assumed by the Company.

   4.4 Other Benefits. As long as the Executive is employed by the Company, the Executive shall be entitled to receive the following benefits in addition to his Base Salary:

       (a) The Executive shall have the right to participate in all group benefit plans of the Company in accordance with the Company's regular practices with respect to its senior officers; provided, however, that the Company shall pay for all premiums and deductibles for Executive's health insurance under such group benefit plans.

       (b) The Executive shall be entitled to reimbursement from the Company for reasonable out-of-pocket expenses incurred by him in the course of the performance of his duties hereunder, subject to compliance with the Company's standard expense policies and procedures.

       (c) The Executive shall be entitled to such vacation, holidays and other paid or unpaid leaves of absence as are consistent with the Company's policy for other senior officers.

   4.5 Housing. From the Effective Date until December 31, 2001, subject to Executive's continued employment by the Company, the Company shall provide Executive a two bedroom furnished apartment, including utilities.

   4.6 Automobile. On the Effective Date, the Company shall transfer to the Executive title to the Company vehicle currently utilized by Executive.

   4.7 Acknowledgment. The Executive acknowledges that he has forgiven a portion of his employment agreement with Towne Services, Inc. ("TOWNE") in return for forgiveness of a note with Towne. Towne agreed to recognize the associated salary expense (for tax purposes) over a sixty (60) month period beginning February 2001. The Company agrees to continue to recognize the associated salary expense in the same manner provided that Executive remains employed with the Company. Should the Company terminate Executive's employment hereunder other than for cause, Executive resign for any reason, or this agreement not be renewed, the Company will recognize any outstanding portion in twenty-four (24) monthly installments. If the Company terminates


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Executive's employment for cause, any remaining unrecognized associated salary expense as of the Executive's last day of employment will be expensed.

5. Term. The term of this Agreement shall be from the Effective Date until December 31, 2001 (the "INITIAL TERM"), and shall thereafter automatically be extended for an additional period of one (1) year on a yearly basis, provided, however, that on or after December 1, 2001, either the Executive or the Company may terminate this Agreement by giving the other party thirty (30) days advance notice that such party intends to terminate this Agreement.

6. Termination and Resignation. Notwithstanding Paragraph 5, the Company shall have the right to terminate the Executive's employment hereunder at any time and for any reason, and upon any such termination the Executive shall be entitled to receive from the Company prompt payment of the amount determined pursuant to the applicable subparagraph of Paragraph 7 below. The Executive shall have the right to terminate his employment hereunder at any time by resignation, and he shall thereupon be entitled to receive from the Company payment of the amount determined pursuant to the applicable subparagraph of Paragraph 7 below.

7. Payments Upon Termination and Resignation.

   7.1 Pro Rata Payments. If (a) the Company at any time terminates the Executive's employment for Cause (as defined below), or (b) prior to January 1, 2002, the Executive voluntarily resigns for any reason other than an uncured material breach by the Company of any term of this Agreement, then in each case the Executive shall be entitled to receive only his Base Salary on a pro rata basis to the date of termination plus any amounts due Executive through the date of termination in accordance with Paragraph 4.4. If the Executive during the term of this Agreement dies or becomes disabled (being the inability of the Executive to perform his normal employment duties for any six (6) months during any twelve (12) month period because of either physical or mental incapacity), the Executive or his estate shall be entitled to receive any amounts due Executive pursuant to Paragraph 4.4 and to receive his Base Salary plus Bonus on a pro rata basis to the date of termination or resignation. For purposes of this Paragraph 7.1, "pro rata" shall mean the product of the Executive's annual Base Salary and Bonus that would have been payable had the Executive's employment not terminated multiplied by a fraction the denominator of which is 365 and the numerator of which is the number of days during the calendar year that have passed through the date of the termination of the Executive's employment.

   7.2 Multiple Base Salary. If (a) after January 1, 2002, Executive resigns for any reason, (b) the Company at any time terminates the Executive's employment without Cause, (c) the Company fails to renew Executive's employment effective after the Initial Term, or (d) prior to January 1, 2002, Executive resigns because of an uncured material breach by the Company of any term of this Agreement, then in each case:

   (i) the Company will pay to the Executive, in equal 1/24 monthly payments over a term of two (2) years, a payment of Nine Hundred Thirty Thousand Dollars ($930,000) as consideration for Executive's continued compliance with the restrictive covenants set forth in Paragraphs 9.1, 9.2 and 9.3 of this Agreement and as consideration for Executive's


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obligation to provide certain consulting services to the Company as set forth in Paragraph 9.7 of this Agreement;

   (ii) any vested options previously granted to the Executive by the Company shall remain exercisable for the remainder of their stated term; and

   (iii) for the period from the termination date until the date Executive reaches the age sixty-five (65) (or, with respect to benefits provided to Executive's spouse, until the date Executive's spouse reaches the age sixty-five
(65)) (the "CONTINUATION PERIOD"), the Company shall at its expense on behalf of the Executive and his spouse arrange for the continuation of the life insurance, disability, medical, dental and hospitalization benefits provided (x) to the Executive at any time during the 90-day period prior to the date of such termination or at any time thereafter or (y) to other similarly situated executives who are in the employ of the Company during the Continuation Period. Nothing provided herein shall be construed to limit Executive's post-employment continuation rights under COBRA, and to the extent any such benefits are continued pursuant to COBRA, the Company shall periodically reimburse Executive for his out-of-pocket premiums for benefits continued pursuant to COBRA. The coverage and benefits (including deductibles and costs) provided in this Paragraph 7.3(iii) during the Continuation Period shall be no less favorable to the Executive and his dependents and beneficiaries than the most favorable of such coverages and benefits during any of the periods referred to in clauses (x) and (y) above. The Company's obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Executive than the coverages and benefits required to be provided hereunder. This subsection (iii) shall not be interpreted so as to limit any benefits to which the Executive or his dependents or beneficiaries may be entitled under any of the Company's employee benefit plans, programs or practices following the Executive's termination of employment, including without limitation, retiree medical and life insurance benefits.

   7.3 Certain Definitions. The following terms not defined elsewhere in this Agreement shall have the following definitions:

       (a) Termination by the Company of the Executive's employment for "CAUSE" shall mean termination upon a fraudulent act, the willful misappropriation of funds or properties of the Company, or the willful contravention of the standards referred to in the last sentence of Paragraph 8 below. For purposes of this definition, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution, duly adopted by the affirmative vote of not less than one half (1/2) of the entire membership of the Board of Directors of the Company at a meeting of the Board duly called and held (after reasonable notice to the Executive and an opportunity for the Executive, together


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   with his counsel, to be heard before the Board) finding that in the good faith opinion of the Board the Executive was guilty of the conduct set forth above and specifying the particulars thereof in detail.

       (b) The "CODE" shall refer to the Internal Revenue of 1986, as amended.

       (c) A "MATERIAL BREACH" by the Company of this Agreement shall include, without limitation, the removal of the Executive without his prior written consent from the position of Chief Operating Officer (except in the event of termination for Cause) and the Company's failure during the Restricted Period to pay Executive any payments due Executive pursuant to Paragraph 7.2(i), which failure is not cured by the Company within ten (10) days following receipt of written notice thereof from Executive.

8. Preservation of Business; Fiduciary Responsibility. The Executive shall use his best efforts to preserve the business and organization of the Company, to keep available to the Company the services of present employees and to preserve the business relations of the Company with suppliers, distributors, customers and others. The Executive shall not knowingly commit any act, or in any way assist others to commit any act, which would directly injure the Company. So long as the Executive is employed by the Company, the Executive shall observe and fulfill applicable standards of fiduciary responsibility attendant upon his service and office.

9. Restrictive Covenants.

   9.1 Non-Compete. During the term of this Agreement (including any renewal periods as provided in Paragraph 5) and for a period of twenty-four (24) months following the termination of Executive's employment with the Company under this Agreement, whether Executive's employment terminates pursuant to the provisions of Paragraph 6 of this Agreement or otherwise (collectively, the "RESTRICTED PERIOD"), Executive covenants and agrees that he will not, without the express approval of the Board of Directors, directly or indirectly anywhere in the continental United States engage in any activity which is, or participate or invest in, or provide or facilitate the provision of financing to, or assist (whether as owner, shareholder, member, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity), any business, organization or person other than the Company (or any subsidiary or affiliate of the Company) whose business, activities, products or services (collectively, "BUSINESS ACTIVITIES") are competitive with either (i) any of the Business Activities conducted or offered by the Company or its subsidiaries or affiliates during any period in which Executive is employed by the Company or any of its subsidiaries or affiliates, or has served as a director of the Company, which Business Activities shall include in any event and without limitation providing software products and marketing, training, management, billing, collection and insurance brokerage services to entities in the business of purchasing or financing accounts receivable or in the factoring business, or (ii) any other Business Activities which the Company or its subsidiaries or affiliates conducts or offers on, or is actively planning and actually conducts or offers within twelve (12) months after the date Executive's employment with the Company terminates. Notwithstanding the foregoing, (i) competitive Business Activities shall not include Executive's activities in the equipment leasing business, such as GE


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Capital, CIT, and Wells Fargo, and (ii) Executive may own, directly or indirectly, solely as an investment, securities of any entity if Executive (a) is not a controlling person with respect to such entity and (b) does not, directly or indirectly, own five percent (5%) or more of any class of the securities of such entity. Notwithstanding, the provisions contained in this
Section 9.1 shall not be binding on the Executive if, during the Restricted Period, the Company materially breaches the terms of this Agreement, and such material breach is not cured by the Company within ten (10) days following receipt of a written notice from Executive which describes in detail the nature of the material breach.

   9.2 Trade Secrets; Confidential Information. Executive covenants and agrees that, at all times during and after the Restricted Period, he shall keep secret and not disclose to others or appropriate to his own use or the use of others any trade secrets, or secret or confidential information or knowledge pertaining to the Company Business or the affairs of the Company or any of its affiliates including without limitation trade know-how, trade secrets, consultant contracts, customer lists, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, new personnel acquisition plans, technical processes, designs and design projects, inventions and research projects; provided, however, that the following shall not constitute a breach or violation of this Paragraph: any disclosure made by the Executive in the course of his employment by the Company as provided in this Agreement, or any disclosure reasonably believed by Executive to be compelled by law or legal process. Information shall not be deemed confidential or secret for purposes of this Agreement if it is generally known in the industry.

   9.3 Employees of the Company. During the Restricted Period, Executive shall not directly or indirectly hire away or solicit to hire away from the Company or any of its affiliates any employee of the Company or its affiliates.

   9.4 Property of the Company. All memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by Executive or made available to Executive during his employment by the Company concerning the business or affairs of the Company or any of its affiliates, other than any of such which may pertain primarily personally to Executive, shall be the exclusive property of the Company and shall be delivered to the Company promptly upon the termination of Executive's employment with the Company or at any other time on request by the Board of Directors of the Company or such affiliates.

   9.5 Rights and Remedies Upon Breach. If Executive breaches, or threatens to commit a breach of, any of the provisions of Paragraphs 9.1 through 9.4 of this Agreement (collectively, the "RESTRICTIVE COVENANTS"), the Company shall have the following rights and remedies, each of which shall be independent of the other and severally enforceable, and all of which shall be in addition to, and not in lieu of, any other rights and remedies available to the Company: (a) the right and remedy to have any of the Restrictive Covenants specifically enforced by any court having jurisdiction and in Tennessee by an arbitration panel as provided in Paragraph 12 of this Agreement, it being hereby acknowledged and agreed by Executive that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and (b) the right and remedy to require Executive to


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account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as a result of any transactions constituting a breach of any of the Restrictive Covenants, and Executive shall account for and pay over such benefits to the Company.

   9.6 Severability of Covenants. If it is determined that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If it is determined that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration of such provision, the geographical area covered thereby, or any other determination of unreasonableness of the provision, the arbitration panel making such determination shall have the power to reduce the duration, area or scope of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

   9.7 Consulting. For a period of twenty-four (24) months following the termination of Executive's employment with the Company under this Agreement, whether Executive's employment terminates pursuant to the provisions of Paragraph 6 of this Agreement or otherwise, including the Company's failure to renew Executive's employment after the Initial Term (collectively, the "CONSULTING PERIOD"), Executive covenants and agrees that he will consult with the Company from time to time, as reasonably requested by the Company with Executive's consent which will not be unreasonably withheld.

10. Notice. All notices, requests, demands and other communications given under or by reason of this Agreement shall be in writing and shall be deemed given when delivered in person or when mailed, by certified mail (return receipt requested), postage prepaid, addressed as follows (or to such other address as a party may specify by notice pursuant to this provision):

                  (a)   To the Company:

                        Private Business, Inc.
                        9010 Overlook Boulevard
                        Brentwood, Tennessee 37027
                        Attention: Chairman

                  (b)   To Executive:

                        Henry M. Baroco
                        810 Thornberry Drive
                        Alpharetta, GA 30022

11. Controlling Law and Performability. The execution, validity, interpretation and performance of this Agreement shall be governed by the law of the State of Tennessee.

12. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration in Nashville, Tennessee. In the proceeding the Executive shall select one (1) arbitrator, the Company shall select one (1) arbitrator and the


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two (2) arbitrators so selected shall select a third (3rd) arbitrator. The decision of a majority of the arbitrators shall be binding on the Executive and the Company. Should one party fail to select an arbitrator within five (5) days after notice of the appointment of the an arbitrator by the other party or should the two (2) arbitrators selected by the Executive and the Company fail to select an arbitrator within ten (10) days after the date of the appointment of the last of such two (2) arbitrators, any person sitting as a Judge of the United States District Court for the Middle District of Tennessee, Nashville Division, upon application of the Executive or the Company, shall appoint an arbitrator to fill such space with the same force and effect as though such arbitrator had been appointed in accordance with the first sentence of this Paragraph 12. Any arbitration proceeding pursuant to this Paragraph 12 shall be conducted in accordance with the rules of the American Arbitration Association. Judgment may be entered on the arbitrators' award in any court having jurisdiction.

13. No Obligation to Mitigate. The Executive shall not be required to mitigate the amount of any payment provided for in Paragraph 7 by seeking other employment or otherwise, nor shall the amount of any payment provided for in Paragraph 7 be reduced by any compensation earned by the Executive as a result of employment by another employer or otherwise.

14. Additional Instruments. The Parties shall execute and deliver any and all additional instruments and agreements that may be necessary or proper to carry out the purposes of this Agreement.

15. Entire Agreement and Amendments. This Agreement contains the entire agreement of the Parties relating to the matters contained herein and supersedes all prior agreements and understandings, oral or written, between the Parties with respect to the subject matter hereof. This Agreement may be changed only by an agreement in writing signed by the Party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

16. Separability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by the decision of any arbitrator or by decree of a court of last resort, the Parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable to preserve the original intent of this Agreement to the extent legally possible, but all other provisions of this Agreement shall remain in full force and effect.

17. Assignments. The Company may assign this Agreement and in the event of an assignment of this Agreement, all covenants, conditions and provisions hereunder shall inure to the benefit of and be enforceable against the Company's successors and assigns. The rights and obligations of Executive under this Agreement are personal to him, and no such rights, benefits or obligations shall be subject to voluntary or involuntary alienation, assignment or transfer.

18. Effect of Agreement. Subject to the provisions of Paragraph 17 with respect to assignments, this Agreement shall be binding upon the Executive and his heirs, executors, administrators, legal representatives and assigns and upon the Company and respective successors and assigns.


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19. Execution. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one and the same instrument.

20. Waiver of Breach. The waiver by either Party of a breach of any provision of the Agreement by the other Party shall not operate or be construed as a waiver by such Party of any subsequent breach by such other Party.

   IN WITNESS WHEREOF, the Parties have executed this Agreement effective as set forth above.

                                    PRIVATE BUSINESS, INC.



                                    By: /s/ William B. King
                                        ----------------------------------------
                                        William B. King, Chairman


                                    EXECUTIVE



                                    /s/ Henry M. Baroco
                                    --------------------------------------------
                                    HENRY M. BAROCO